UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

INVERTED PARADIGMS CORPORATION
(Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-27131 (Commission File Number)	88-0381258 (IRS Employer I.D. No.)
___________________________

2203 North Lois Avenue, Suite 929
Tampa, Florida 33607
(813) 600-4081
(813) 872-9597
(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

(a)
As of October 31, 2007, Tedder, James, Worden & Associates, P.A. (“Tedder James”) of 800 North Magnolia Avenue, Suite 1700, Orlando, Florida 32803, was dismissed by the Registrant as the auditor for the Registrant. The dismissal was recommended and approved by the board of directors of the Registrant on October 29, 2007. The Registrant does not have an audit or similar committee. Tedder James audited the Registrant's consolidated balance sheet as of December 31, 2006 and the related consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows for the two years ended December 31, 2006 and 2005 (the “relevant audited period”) as well as other financial statements prior to the relevant audited period. Tedder James' report on the financial statements for the relevant audited period did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles; however, the report contained a modification paragraph that expressed substantial doubt about the Registrant's ability to continue as a going concern. There were no disagreements with Tedder James on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Tedder James would have caused Tedder James to make reference to the matter in its report. There were no "reportable events" as that term is described in Item 304(a)(1)(iv)(B) of Regulation S-B.

The Registrant provided Tedder James with a copy of the disclosures the Registrant made herein in response to Item 304(a) of Regulation S-B. Tedder James wrote a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Registrant in response to Item 304(a). A copy of Tedder James’ letter is attached hereto as an exhibit to this document.

(b) As of October 31, 2007, the Registrant engaged Bagell, Josephs, Levine & Company, L.L.C. of Gibbsboro, New Jersey, as the independent accountant for the Registrant to audit the Registrant's financial statements. Prior to engaging the new accountant, neither the Registrant nor any one on the Registrant's behalf consulted with the new accountant on any matter except to ascertain whether the accountant had the time and resources to accept the Registrant as a new client.

Item 9.01. Financial Statements and Exhibits.

Exhibit 16.1 Tedder, James, Worden & Associates, P.A.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                INVERTED PARADIGMS CORPORATION

Dated: November 1, 2007  By: /s/ Chris Trina
                                                     Chris Trina
                                                     Chief Executive Officer